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                           FIRST AMENDED AND RESTATED
                   NON-GAMING LAND ACQUISITION LINE OF CREDIT

         THIS FIRST AMENDED AND RESTATED NON-GAMING LAND ACQUISITION LINE OF CREDIT AGREEMENT is dated as of the 16th day of October, 2000, by and between THE POKAGON BAND OF THE POTAWATOMI INDIANS (the "Band") and GREAT LAKES OF MICHIGAN, LLC, a Minnesota limited liability company ("Lakes"):

         In consideration of the mutual covenants and promises hereinafter set forth, and in accordance with the terms of a certain Development Agreement by and between the Band and Lakes Gaming, Inc. dated as of July 8, 1999, as assigned by Lakes Gaming, Inc. to and assumed by Lakes pursuant to that certain Assignment and Assumption Agreement of even date herewith by and among the Band, Lakes Gaming, Inc. and Lakes (the "Assignment Agreement"), as amended by First Amendment of near or even date, the Band and Lakes agree as follows:

          1. Establishment of Credit. Subject to the terms of this Agreement and the Development Agreement, Lakes agrees to make advances to the Band in an amount not to exceed Fifteen Million Dollars ($15,000,000).

          2. Draw Requests; Funding. All draws under this Line of Credit shall be made upon written request by the Band to Lakes in the form of Draw Request attached as Exhibit A. All Draw Requests shall be sent in accordance with ss.
15.4 of the Development Agreement and may, at Lakes' option, be funded through transfer of funds in the Escrow Account; provided that interest shall only accrue under this Line of Credit on funds advanced through the Escrow Account after disbursement from the Escrow Account, and shall not begin to accrue on deposit by Lakes into the Escrow Account. All Draw Requests shall be funded within ten (10) days of the date of the draw request through wire transfer to an account directed by the Band, or as otherwise specified by the Band.

          3. Use of Advances. Advances hereunder shall be used by the Band to option or acquire Non-Gaming Lands, and to pay all related option fees, purchase prices, fees, real estate commissions, transfer taxes, costs and expenses.

          4. Expiration. The commitment of Lakes to make advances hereunder shall expire on the Commencement Date; except that Lakes' obligation to fund any portion of the Second Tranche - Non-Gaming shall terminate on the earlier of (a) the Bank Closing, if the Bank Development Loan has been increased from $28,000,000


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to $36,000,000 plus accrued interest on amounts advanced on the Second Tranche -
Lakes Note and Second Tranche - Non-Gaming, and such increment is available first to fund any undisbursed amounts of the Second Tranche - Lakes Note and the Second Tranche - Non-Gaming, and second to repay Lakes amounts advanced by Lakes under such Second Tranches; or (b) the Commencement Date.

          5. Interest Rate. Interest shall accrue on the outstanding balance under this Line of Credit as follows:

         (a) if the Bank Closing occurs, at a fixed rate equal to the lesser of
         (i) Base Rate as of the Bank Closing plus 1% or (ii) 10% (the "Band Interest Rate"); or

         (b) If the Bank Closing does not occur, at a variable rate equal to the lesser of (i) Base Rate plus 1% or (ii) 10% (the lesser of (i) and (ii) being referred to as the "Variable Interest Rate"). Lakes shall adjust the Variable Interest Rate on the then unpaid principal balance, by way of increase or decrease, in accordance with changes in the Base Rate. Such changes shall be effective as of the change in the Base Rate (the "Effective Date").

If the Bank Closing occurs after the second annual anniversary of the date hereof, interest accruing under this Line of Credit prior to the Bank Closing shall be adjusted retroactively to reflect the Band Interest Rate. "Base Rate" means the lowest Prime Rate as is published daily in The Wall Street Journal. In the event that the Wall Street Journal ceases to publish the Prime Rate, then the holder hereof may in its reasonable discretion select some other generally recognized comparable indicator of the national Prime Rate.

          6. Repayment.

          (I) If the Commencement Date occurs, the Band shall (A), beginning on the 15th day of the month following the such Commencement Date, repay the amount outstanding under First Tranche -- Non-Gaming as of such Commencement Date in equal monthly payments of principal and interest in an amount sufficient to amortize the principal amount of the First Tranche -- Non-Gaming outstanding as of such Commencement Date over a sixty (60) month period at the Band Interest Rate, and shall thereafter continue to make payments in such amount on the 15th day of each succeeding month to and including the fifteenth day of the sixtieth month following such Commencement Date; and (B)


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                    repay principal and interest on Second Tranche - Non-Gaming either (I) at Bank Closing, to the extent the Bank Development Loan has been increased from $28,000,000 to $36,000,000 plus accrued interest on amounts advanced on the Second Tranche -- Lakes Note and Second Tranche -- Non-Gaming and such increment is available first to fund any undisbursed amounts of the Second Tranche -- Lakes Note and the Second Tranche -- Non-Gaming, or (II) through distributions made under ss.ss. 5.5.5 and 5.5.6 of the Management Agreement; provided that all remaining principal and interest shall in any event be due and payable on the fifteenth day of the sixtieth month following such Commencement Date.

          (II) If the Commencement Date does not occur, principal and interest shall be repayable to the extent and in the manner provided in the Development Agreement; provided that payments shall in any event be due and made only from Subsequent Gaming Facility Revenues in accordance with the Development Agreement. If Gaming commences at such a facility and payment is due under this Agreement in accordance with the Development Agreement, the Band shall, beginning on the 15th day of the month following such commencement date, make equal monthly payments to Lakes of principal and interest in an amount sufficient to amortize the principal amount outstanding as of such commencement date over a sixty (60) month period at the Variable Interest Rate, and shall thereafter continue to make such payments on the 15th day of each succeeding month to and including the fifteenth day of the sixtieth month following such commencement date, when all remaining principal and interest shall be due and payable. As of the Effective Date of a change in the Base Rate, Lakes shall adjust the monthly installments of principal and interest as of the installment next following the Effective Date so that the then unpaid principal balance would be amortized in full at the revised Variable Interest Rate five years after such commencement of gaming. Lakes shall promptly notify the Band in writing of any changes in the Base Rate and in the instalment payment due.

          7. Prepayment. This Line of Credit may be prepaid at any time without penalty.
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          8. Subordination. Payment of amounts due hereunder shall be subordinated to the Bank Development Loan, the Equipment Loan and any other third-party loans or equipment leases to the Band relating to the Facility or, if the Commencement Date does not occur, or to any loans relating to any other Gaming facility in Michigan owned by the Band. Lakes agrees to execute and deliver subordination agreements evidencing such subordination in form reasonably acceptable to the Bank Lender, the Equipment Lender, or any other third-party lender or equipment lessor.

          9. Limited Recourse. The obligations of the Band under this Line of Credit and any related awards, judgments or decrees shall be payable solely out of undistributed or future Net Revenues of the Enterprise and shall be a Limited Recourse obligation of the Band, with no recourse to tribal assets other than
(i) such Net Revenues, (ii) mortgages, if any, held by Lakes to the extent that the mortgaged premises have not been transferred into trust, and (iii), after the Commencement Date occurs, funds on deposit in the Dominion Account to the extent provided in ss. 9.2.1(x) of the Development Agreement and the Dominion Agreement, or in any other dominion agreement executed by the Band (except that, if the Commencement Date does not occur, Lakes shall also have recourse to Subsequent Gaming Facility Revenues to the extent provided in the Development Agreement). In no event shall Lakes or any other claimant under this Note have recourse to (a) the physical property of the Facility, (b) Tribal Distributions,
(c) assets of the Band purchased with Tribal Distributions, (d) revenues or assets of any other gaming facility owned or operated by the Band, or (e) any other asset of the Band (other than (i), if the Commencement Date does not occur, Subsequent Gaming Facility Revenues to the extent provided in the Development Agreement, (ii) such Net Revenues of the Enterprise, (iii) such mortgages on the Gaming Site prior to its transfer into trust and (iv) after the Commencement Date occurs, funds on deposit in the Dominion Account to the extent provided in ss. 9.2.1(x) of the Development Agreement and the Dominion Agreement, or in any other dominion agreement executed by the Band). Such mortgages shall be subject to the provisions of the Development Agreement, including, without limitation, Article 14 thereof. Lakes covenants and agrees that it shall promptly release any such mortgages upon transfer of such lands into trust or as otherwise provided in the Development Agreement.

          10. Default; Acceleration. All outstanding principal together with accrued interest shall become immediately due and payable in full, subject to the limitations on recourse provided above, upon default in the payment of principal or interest due under this Line of Credit if such default is not remedied within thirty (30) days after receipt by the Band of written notice thereof as provided in the Development Agreement.

          11. Band's Waiver of Sovereign Immunity and Consent to Suit. The Band



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expressly waives its sovereign immunity from suit for the purpose of permitting or compelling arbitration to enforce this Line of Credit as provided in Article 14 of the Development Agreement abd consents to be sued in the United States District Court for the District in which the Gaming Site is located (or, if the Gaming Site has not been designated, for the Western District of Michigan -- Southern Division), the United States Court of Appeals for the Sixth Circuit, and the United States Supreme Court for the purpose of compelling arbitration or enforcing any arbitration award or judgment arising out of this Line of Credit. If the United States District Court lacks jurisdiction, the Band consents to be sued in the Michigan State Court system for the same limited purpose. The Band waives any requirement of exhaustion of tribal remedies. Without in any way limiting the generality of the foregoing, the Band expressly authorizes any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any such court, and to take such action, including without limitation, repossessing or foreclosing on any real property not in trust, or otherwise giving effect to any judgment entered; provided, however, that liability of the Band under any judgment shall always be Limited Recourse, and in no instance shall any enforcement of any kind whatsoever be allowed against any assets of the Band other than (i), if the Commencement Date does not occur, Subsequent Gaming Facility Revenues to the extent provided in the Development Agreement, (ii) Net Revenues of the Enterprise, (iii) mortgages to the extent the mortgaged property has not been transferred into trust and (iv) after the Commencement Date occurs, funds on deposit in the Dominion Account to the extent provided in ss. 9.2.1(x) of the Development Agreement and the Dominion Agreement, or in any other dominion agreement executed by the Band). The Band appoints the Chairman of the Pokagon Council and the Secretary of the Pokagon Council as its agents for service of all process under or relating to the Agreements. The Band agrees that service in hand or by certified mail, return receipt requested, shall be effective for all purposes under or relating to the Agreements if served on such agents.


          12. Arbitration. All disputes, controversies or claims arising out of or relating to this Line of Credit shall be settled by binding arbitration as provided in Article 14 of the Development Agreement.

          13. Business Purposes; Applicable Law. This Line of Credit evidences a loan for business and commercial purposes and not for personal, household, family or agricultural purposes, and shall be governed by the law of the State of Michigan and, to the extent applicable, federal law.

          14. Notices. All notices under this Line of Credit shall be given in accordance with ss.15.4 of the Development Agreement; except that copies of draw requests need not be sent to attorneys.
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          15. Defined Terms. Capitalized terms used herein shall have the same meanings assigned to them in the Development Agreement, and, if not defined in the Development Agreement, in the Management Agreement between the Band and Lakes, as amended.
          16. Miscellaneous.

              a. Time is of the essence.

              b. The benefits and obligations of this Note shall inure to and be binding upon the parties hereto and their respective successors and assigns, provided that any succession or assignment is permitted under the Development Agreement.

              c. Waiver of any one default shall not cause or imply a waiver any subsequent default.

              d. This Agreement, together with the Development Agreement, the Management Agreement, the Escrow Agreement, the Transition Loan Note and the Non-Gaming Land Acquisition Line of Credit, the exhibits thereto and all related documents, as each has been amended to date, of near or even date herewith, sets forth the entire agreement between the parties hereto with respect to the subject matter hereof. All agreements, covenants, representations, and warranties, express or implied, oral or written, of the parties with respect to the subject matter hereof are contained herein and therein. This Agreement shall not be supplemented, amended or modified by any course of dealing, course of performance or uses of trade and may only be amended or modified by a written instrument duly executed by officers of both parties.



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              e. This Agreement has been executed and delivered as a complete amendment and restatement in its entirety of that certain Non-Gaming Land Acquisition Line of Credit dated as of July 8, 1999 by and between the Band and Lakes Gaming, Inc., as assigned by Lakes Gaming, Inc. to and assumed by Lakes pursuant to the Assignment Agreement.


                                 THE POKAGON BAND OF POTAWATOMI INDIANS


                                 By:
                                    --------------------------------
                                 Its: Council Chairman


                                 By:
                                    --------------------------------
                                 Its: Secretary


                                 GREAT LAKES OF MICHIGAN, LLC


                                 By:
                                      ------------------------------
                                 Timothy J. Cope
                                 Its Chief Financial Officer